EXHIBIT 10.1

Termination Agreement

June 29, 2005

Fremont Partners, L.L.C.
199 Fremont Street, Suite 2300
San Francisco, California 94105

Attention: General Counsel

Re:	Notice of and Consent to Termination of Management Services Agreement, dated June 30, 1999, by and between Juno Lighting, Inc. (the “Company”) and Fremont Partners, L.L.C. (“Fremont”).

Dear Kevin:

     As you are aware, simultaneously with entering into this Termination Agreement, the Company has entered into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Square D Company, a Delaware corporation (“Parent”), Hera Acquisition Corp., a wholly-owned subsidiary of Parent (“Merger Sub”), and solely for the purposes of Article IV and Section 9.12 therein, Schneider Electric SA. Under Section 7.02(f) of the Merger Agreement, the Management Services Agreement shall be terminated and of no further effect no later than the Effective Time (as defined in the Merger Agreement). All capitalized terms not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

     Accordingly, pursuant to Section 7(d) of the Management Services Agreement, and contingent upon and simultaneous with the closing of the transactions contemplated by the Merger Agreement, the Company hereby requests the consent of Fremont to terminate the Management Services Agreement effective upon and simultaneous with the Closing; provided, however, that Sections 5 through 7 of the Management Services Agreement shall survive termination and remain in full force and effect.

     Contingent upon and simultaneous with the closing of the transactions contemplated by the Merger Agreement, an amount in cash shall be paid to Fremont, equal to all accrued and unpaid amounts payable through and including the contemplated effective date of termination of the Management Services Agreement.

     Except for any claims or other assertion of any rights related to or arising under the Merger Agreement and the Stockholder Voting Agreement, Fremont, contingent upon and simultaneous with the closing of the transactions contemplated by the Merger Agreement, does hereby remise, release and forever discharge the Company, and its affiliates, officers, directors, shareholders, members, employees, agents, attorneys and insurance carriers, successors and assigns, heirs, executors, and administrators, of and from any and all actions, causes of action, suits, debts, attorneys’ fees, claims and demands whatsoever, in law or in equity, which Fremont ever had, now has or hereafter may have by reason of any matter, cause or thing whatsoever, from the beginning of time to the date hereof, which have been asserted, could have been asserted or could be asserted now or in the future. Fremont acknowledges that it has read and understands section 1542 of the California Civil Code, which reads as follows:

     “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

     Except for any claims or other assertion of any rights related to or arising under the Merger Agreement and the Stockholder Voting Agreement, Fremont expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to this release of claims by Fremont.

     Except for any claims or other assertion of any rights related to or arising under the Merger Agreement and the Stockholder Voting Agreement, the Company, contingent upon and simultaneous with the closing of the transactions contemplated by the Merger Agreement, for itself, its affiliates, successors and assigns (collectively for this agreement “Juno”), does hereby remise, release and forever discharge Fremont and its affiliates, officers, directors, partners, members, employees, agents, attorneys and insurance carriers, successors and assigns, heirs, executors, and administrators, of and from any and all actions, causes of action, suits, debts, attorneys’ fees, claims and demands whatsoever, in law or in equity, which Juno ever had, now has or hereafter may have by reason of any matter, cause or thing whatsoever, from the beginning of time to the date hereof, which have been asserted, could have been asserted or could be asserted now or in the future. Juno acknowledges that it has read and understands section 1542 of the California Civil Code, which reads as follows:

     “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

     Except for any claims or other assertion of any rights related to or arising under the Merger Agreement and the Stockholder Voting Agreement, Juno expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to this release of claims by Juno.

JUNO LIGHTING, INC., a Delaware corporation
By:	/s/ George J. Bilek
Name:	George J. Bilek
Title:	Executive VP & CFO, Secretary & Treasurer

[Signature page to Termination Agreement]

AGREED AND ACKNOWLEDGED
AS OF THE DATE SET FORTH ABOVE:

FREMONT PARTNERS, L.L.C.

By: FREMONT GROUP, L.L.C., its Managing Member

By: FREMONT INVESTORS, INC., its Manager

By:	/s/ Kevin Baker
Name:	Kevin Baker
Title:	Principal

[Signature page to the Termination Agreement]